EXHIBIT 99.1

CONTACT:	Stockholder Relations	FOR IMMEDIATE RELEASE
214/ 874-2354
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES FOURTH QUARTER 2006 RESULTS,
SETS RECORD DATE FOR ANNUAL MEETING AND
ESTABLISHES COMMON DIVIDEND SCHEDULE FOR 2007
     DALLAS — February 8, 2007 — Capstead Mortgage Corporation (NYSE: CMO) today reported income from continuing operations of $2,350,000 for the quarter ended December 31, 2006 compared to income from continuing operations of $364,000 for the fourth quarter of 2005. After considering preferred share dividends, the results for these two periods produced losses from continuing operations attributable to common stockholders of $0.14 and $0.24 per diluted common share, respectively. Income from continuing operations for the year ended December 31, 2006 was $3,843,000, or a loss of $0.87 per diluted common share, after preferred share dividends, compared to income from continuing operations of $17,195,000 or a loss of $0.16 per diluted common share for the year ended December 31, 2005.
Fourth Quarter Results and Related Discussion
     Capstead reported income of $2,350,000 for the fourth quarter of 2006, a $3.8 million improvement over results reported for the third quarter of 2006, reflecting improving financing spreads (the difference between yields earned on the Company’s portfolio of primarily residential adjustable-rate mortgage (“ARM”) securities and rates charged on related borrowings) as portfolio yields continued increasing during the quarter. Interest rates on borrowings, most of which reset monthly, stabilized early in the third quarter due to the Federal Reserve’s Open Market Committee (“the Federal Reserve”) maintaining the federal funds rate at its current level of 5.25% since its June meeting. After substantially increasing its residential mortgage securities portfolio in late 2005 and throughout much of 2006, Capstead maintained the portfolio at the $5.2 billion level during the fourth quarter of 2006 with acquisitions of ARM securities totaling $488 million, which replaced runoff of $433 million. Year-to-date portfolio additions totaled $2.6 billion while runoff totaled $1.7 billion.
     Overall portfolio yields averaged 5.36% during the fourth quarter of 2006, a 32 basis point improvement over the third quarter of 2006, reflecting the benefits of higher coupon interest rates on the underlying mortgage loans that reset during the period and higher-yielding acquisitions. Mortgage prepayments decreased somewhat during the fourth quarter to an annualized runoff rate of 29% from 31% during the third quarter. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Yields on ARM securities fluctuate with changes in mortgage prepayments and adjust over time to more current interest rates as coupon interest rates on the underlying mortgage loans reset periodically. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, overall portfolio yields are projected to improve 18 basis points to average 5.54% during the first quarter of 2007 and the average yield on the existing portfolio (adjusted for expected acquisitions of residential ARM securities through March 31, 2007 only) could approximate 5.94% by the fourth quarter of 2007. Actual yields will depend on portfolio composition as well as fluctuations in interest rates and mortgage prepayment rates.
     Interest rates on borrowings secured by residential mortgage securities averaged 5.19% during the fourth quarter of 2006, a decline of 1 basis point over the third quarter of 2006. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”). Given market expectations that the Federal Reserve has finished raising the federal funds rate for this interest rate cycle, the Company’s borrowing rates should remain at or near these levels in the coming quarters. Borrowings supporting longer-to-reset ARM securities generally have longer-term maturities effectively locking-in financing spreads during a significant portion of the fixed-rate terms of these investments. As of December 31, 2006, these borrowings totaled $1.2 billion at a rate of 4.85% with an average maturity of 22 months.
     Commenting on operating results and 2007 earnings prospects, Andrew F. Jacobs, President and Chief Executive Officer said, “Our fourth quarter operating results improved $3.8 million from the third quarter as financing spreads improved 33 basis points, benefiting from increasing yields on our core portfolio of ARM securities and stable borrowing rates. While we expect operating results to continue improving throughout 2007 as portfolio yields continue resetting higher, the cumulative effect on our borrowing costs from 17 consecutive 25 basis point increases in the federal funds rate through the June 29 Federal Reserve meeting took its toll on 2006 operating results. Our financing spreads declined significantly over this two-year period of rising short-term interest rates and are only now beginning to improve. Dividends on our common shares have been minimal over the last year, but should improve each quarter in 2007 as our financing spreads improve. Should the Federal Reserve lower the federal funds rate sometime during 2007, we could achieve even greater improvements in financing spreads and financial results as the year progresses than we are currently forecasting.
     “Although our operating results have been disappointing in the wake of this prolonged period of Federal Reserve interest rate tightening, we have remained focused on our core investment strategy of investing in a large portfolio of residential ARM securities. To this end, we took advantage of favorable market conditions to increase our investment capital and invest that capital in additional ARM securities, growing our portfolio to over $5.2 billion as of year-end. We also used this period to expand our capabilities and opportunities to prudently invest in credit-sensitive commercial real estate-related assets such as subordinate commercial real estate loans. Although capital committed to these investments as of year-end was limited to less than 5% of our total investment capital, we expect that over the longer term a larger portfolio of commercial investments can provide earnings support during periods of rising short-term interest rates.

     “We remain confident in our core investment strategy of investing in residential ARM securities, prudently augmented with investments in credit-sensitive commercial real estate-related assets and enter this next phase of the interest rate cycle fully leveraged and in excellent position to once again generate attractive returns for our stockholders.”
Book Value per Common Share
     As of December 31, 2006, Capstead’s book value per common share was $8.13, a decline of $0.03 during the fourth quarter and $0.35 from December 31, 2005. The year-to-date decline was caused primarily by common and preferred dividend payments in excess of earnings partially offset by improvements in the valuation of the Company’s residential mortgage securities primarily attributable to increased yields on current-reset ARM securities. Increases in fair value of the Company’s residential mortgage securities (most of which are carried at fair value with changes in value reflected in stockholders’ equity) improved book value by $0.65 per share during 2006 while preferred and common dividend payments in excess of earnings reduced book value by $0.93 per share and elements of the Company’s stock compensation programs reduced book value by $0.06 per share.
     The fair value of the Company’s residential mortgage securities can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Because most of the Company’s investments adjust to more current rates at least annually, declines in fair value caused by increases in interest rates can be largely recovered in a relatively short period of time. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly operating results; however, temporary changes in fair value of investments not held in the form of securities, such as commercial real estate loans, generally will not affect book value. Additionally, changes in fair value of the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are not reflected in book value. As of December 31, 2006, unrealized gains on these longer-term borrowings totaled $3.0 million, or $0.15 per share.
Annual Meeting Record Date
     Capstead announced that the record date for determining stockholders entitled to notice of and vote at the annual meeting of stockholders to be held on May 3, 2007 will be the close of business on February 20. The Company’s proxy statement and annual report will be mailed to stockholders on or about March 9.
Scheduled 2007 Common Share Dividend Dates

Quarter	Declaration Date	Record Date	Payable Date
First	March 15	March 30	April 20
Second	June 14	June 29	July 20
Third	September 13	September 28	October 19
Fourth	December 13	December 31	January 18, 2008

About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income primarily from investing in real estate-related assets on a leveraged basis. These investments currently consist primarily of residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae (“Agency Securities”). Capstead also seeks to opportunistically invest a portion of its investment capital in credit-sensitive commercial real estate-related assets, including subordinate commercial real estate loans.
Forward-looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new investment capital, fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate are affected by borrower performance under operating and/or development plans, lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Mortgage securities and similar investments ($5.1 billion pledged under repurchase arrangements)	$5,252,399	$4,368,025
Investments in unconsolidated affiliates	20,073	9,246
Receivables and other assets	69,869	53,040
Cash and cash equivalents	5,661	33,937

	$5,348,002	$4,464,248

Liabilities
Repurchase arrangements and similar borrowings	$4,876,134	$4,023,686
Unsecured borrowings	103,095	77,321
Liabilities of discontinued operation	—	2,884
Common stock dividend payable	385	381
Accounts payable and accrued expenses	28,426	15,127

	5,008,040	4,119,399

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at December 31, 2006 and December 31, 2005 ($3,317 aggregate liquidation preference)	2,828	2,828
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at December 31, 2006 and December 31, 2005 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized:
19,253 and 19,043 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	192	190
Paid-in capital	497,418	512,933
Accumulated deficit	(354,617)	(352,803)
Accumulated other comprehensive income	17,436	4,996

	339,962	344,849

	$5,348,002	$4,464,248

Book value per common share	$8.13	$8.48

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Mortgage securities and similar investments:
Interest income	$70,354	$38,394	$242,859	$130,333
Interest expense	(65,085)	(34,568)	(228,379)	(105,937)

	5,269	3,826	14,480	24,396

Other revenue (expense):
Other revenue	162	196	591	1,082
Interest expense on unsecured borrowings	(2,187)	(931)	(7,142)	(972)
Other operating expense	(1,578)	(2,759)	(6,454)	(7,301)

	(3,603)	(3,494)	(13,005)	(7,191)

Income before equity in earnings (losses) of unconsolidated affiliates and discontinued operation	1,666	332	1,475	17,205
Equity in earnings (losses) of unconsolidated affiliates	684	32	2,368	(10)

Income from continuing operations	2,350	364	3,843	17,195
Income from discontinued operation	—	38,621	—	39,997

Net income	$2,350	$38,985	$3,843	$57,192

Net income available (loss attributable) to common stockholders:
Net income	$2,350	$38,985	$3,843	$57,192
Less cash dividends paid on preferred stock	(5,064)	(5,064)	(20,256)	(20,256)

	$(2,714)	$33,921	$(16,413)	$36,936

Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.14)	$(0.24)	$(0.87)	$(0.16)
Income from discontinued operation	—	2.04	—	2.12

	$(0.14)	$1.80	$(0.87)	$1.96

Cash dividends declared per share:
Common	$0.020	$0.020	$0.080	$0.320
Series A Preferred	0.400	0.400	1.600	1.600
Series B Preferred	0.315	0.315	1.260	1.260

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	December 31, 2006					December 31, 2005
					Unrealized	Unrealized
	Principal			Market	Gains	Gains
	Balance	Premiums	Basis	Value	(Losses)	(Losses)
Mortgage securities held available- for-sale:(a)

Agency Securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$328	$1	$329	$353	$24	$36
Current-reset ARMs(b)	2,865,156	39,259	2,904,415	2,916,696	12,281	8,135
Longer-to-reset ARMs(b)	1,478,584	22,122	1,500,706	1,501,750	1,044	(7,183)
Ginnie Mae:
Current-reset ARMs(b)	752,301	2,757	755,058	758,660	3,602	3,423

	5,096,369	64,139	5,160,508	5,177,459	16,951	4,411

Non-agency securities:
Fixed-rate	1,119	10	1,129	1,158	29	82
Current-reset ARMs(b)	23,931	232	24,163	24,462	299	291

	25,050	242	25,292	25,620	328	373

	$5,121,419	$64,381	$5,185,800	$5,203,079	$17,279	$4,784

Mortgage securities held-to-maturity:(a)

Collateral released from structured financings:
Agency Securities:
Fixed-rate	$16,491	$51	$16,542	$16,847	$305	$635
Non-agency securities:
Fixed-rate	16,615	31	16,646	16,837	191	463
Current-reset ARMs	7,631	71	7,702	7,824	122	118

	40,737	153	40,890	41,508	618	1,216
Collateral for structured financings	5,705	90	5,795	5,795	—	—

	$46,442	$243	$46,685	$47,303	$618	$1,216

Longer-term borrowings supporting investments in longer-to-reset ARM securities (c)			$1,244,744	$1,241,775	$2,969	$4,154

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity are carried on the balance sheet at amortized cost. Investments in unsecuritized loans either owned outright or by an unconsolidated affiliate are not subject to mark-to-market accounting and therefore have been excluded from this analysis.

(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (18 months or less for “current-reset” ARM securities, and greater than 18 months for “longer-to-reset” ARM securities). As of December 31, 2006, average months-to-roll for current-reset and longer-to-reset ARM securities were five months and 44 months, respectively. Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.

(c)	Unrealized gains or losses on the Company’s liabilities, such as its longer-term borrowings supporting investments in longer-to-reset ARM securities, are carried on the balance sheet at amortized cost. As of December 31, 2006, these borrowings had an average maturity of 22 months at an average rate of 4.85%.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	4th Quarter Average (a)			As of December 31, 2006		Projected	Lifetime
						1st Quarter	Runoff
	Basis	Yield/Cost	Runoff	Premiums	Basis(a)	Yield/Cost(b)	Assumptions
Agency Securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$17,908	6.29%	31%	$52	$16,871	6.42%	38%
ARMs	4,371,010	5.36	28	61,381	4,405,121	5.58	31
Ginnie Mae ARMs	794,999	5.20	33	2,757	755,058	5.20	29

	5,183,917	5.34	29	64,190	5,177,050	5.53	31

Non-agency securities:
Fixed-rate	18,408	6.83	25	41	17,775	6.94	37
ARMs	32,912	6.81	26	303	31,865	6.80	38

	51,320	6.81	25	344	49,640	6.85	38
Commercial loans	2,597	18.00	—	—	2,635	18.00	—
Collateral for structured financings	5,921	7.58	23	90	5,795	7.58	30

	5,243,755	5.36	29	$64,624	5,235,120	5.54	31

Related borrowings:
30-day LIBOR	3,721,006	5.30			3,625,595	5.29
> 30-day LIBOR	1,174,947	4.84			1,244,744	4.89
Structured financings	5,921	7.58			5,795	7.58

	4,901,874	5.19			4,876,134	5.18

Capital employed/ financing spread	$341,881	0.17			$358,986	0.36

Return on assets(c)		0.40				0.68

(a)	Basis represents the Company’s investment before unrealized gains and losses. Asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields for the first quarter of 2007 reflect ARM coupon resets and runoff assumptions as adjusted for expected first quarter acquisitions of residential ARM securities. Actual yields realized in future periods largely depend upon (i) changes in portfolio composition, (ii) actual ARM coupon resets, which can fluctuate from projections based on changes to the underlying indexes, (iii) actual runoff and (iv) changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days based on 30-day London Interbank offered Rate (“LIBOR”) reflect no changes in the federal funds rate during the forecast period. As of the date of this press release, projected average portfolio yields, borrowing rates, financing spreads and runoff rates over the next four quarters for Capstead’s existing portfolio, (adjusted for expected acquisitions of residential ARM securities through March 31, 2007 only), are as follows:

		Portfolio Averages
	Ending
	Federal		Borrowing	Financing	Runoff
	Funds Rates	Yields	Rates	Spreads	Rates
First Quarter 2007	5.25%	5.54%	5.18%	0.36%	27%
Second Quarter 2007	5.25	5.63	5.22	0.41	30
Third Quarter 2007	5.25	5.76	5.22	0.54	31
Fourth Quarter 2007	5.25	5.94	5.21	0.73	30

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.